Pretium Packaging announces the closing and consolidation of its facility in Pointe Claire, Quebec

Chesterfield, MO, July 15, 2013 (GLOBE NEWSWIRE) -- Pretium Packaging, L.L.C. (the "Company") has announced a plan to cease operations at its site in Pointe Claire, Quebec by the end of December 2013. This decision is directly tied to the Company's decision in 2010 to de-emphasize the sale of preforms as a product category and to focus its development, design and investment on growth in its core product line of plastic bottles. The Pointe Claire site was primarily a preform manufacturing site and did not fit within the Company's current and long term market strategy.

Approximately 65 employees will be affected in the plant closure while 30 new positions will be created at the Company's other locations as equipment and work is transitioned to those sites. The Company expects to record a restructuring charge of approximately $6.0 million, consisting of (i) a $1.8 million non-cash charge relating to the disposition of property, plant and equipment, and (ii) cash payments related to employee severance and retention, the cost of future lease payments for the exited facility and other associated exit costs. Approximately $2.0 million of these cash payments will be made in the remainder of calendar 2013, while the balance will be paid ratably through the end of the building lease in October 2016. The Company expects that the result of this plan will improve its adjusted EBITDA by greater than $2 million in fiscal 2014 assuming current market conditions.

This decision to terminate operations in Pointe Claire is unrelated to and will have no effect on the Company's other site in Quebec, based in Ville St. Laurent, which is a specialty bottle manufacturing site supplying the pharmaceutical, food and personal care markets.

CEO George Abd commented; “This was a very difficult decision and our team has worked hard over the past three years to explore other options with regard to products at the Pt. Claire site. Unfortunately its geographic location and high cost structure combined with its mix of equipment left us with limited options. We are saddened by the need to terminate any operation and will be working closely with our employees at the site on the timing of the shutdown and on the severance benefit plan.” He added, “This decision will provide immediate benefit to our customers and will strengthen the Company providing growth opportunities at our remaining sites.”

Pretium Packaging LLC is a privately owned diversified manufacturer of custom designed plastic packaging systems supplying over 600 customers more than 1.2 billion packages annually primarily serving the food, pharmaceutical, cleaning product and personal care markets. The Company operates 11 manufacturing facilities in the U.S. and Canada and employs over 1,000 people at those sites and its corporate Headquarters in Chesterfield, MO. In its most recently completed fiscal year, the Company reported sales in excess of $230 million and greater than $30 million of adjusted EBITDA, completing its 5th consecutive year of EBITDA growth.

This press release contains forward-looking statements, including, but not limited to, statements regarding the expected costs related to the announced actions. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, the Company's ability to successfully implement the workforce reductions and facility exit as expected, possible changes in the size and components of the expected costs, and general economic conditions. More information about potential factors that could affect the Company's business and financial results is included in the "Risk Factors" set forth in the periodic reports the Company files with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2012. Actual results could differ materially from those set forth in the forward-looking statements as a result of such risk factors, as well as other risks and uncertainties. The Company assumes no obligation to, and does not currently intend to, update these forward-looking statements.

Company Contact
George Abd
CEO and President
Pretium Packaging, L.L.C.
314-727-8200
www.pretiumpkg.com